EXCLUSIVE LICENSE AGREEMENT

This Agreement (together with the Exhibit hereto "THIS AGREEMENT") is made and shall become effective as of February 18, 2004 by and between Unicorp Ltd. a company organized under the laws of Israel ( "THE COMPANY"), Cat4view Ltd. a company organized under the laws of Israel ("CAT4VIEW"), and Technoprises Apros & Chay Ltd. ("TECHNOPRISES") a company organized under the laws of Israel ("THE LICENSEE").

WHEREAS the Company is the owner of all rights in the company's Watchow Portal, as specified in EXHIBIT A hereto ("THE WATCHOW PORTAL") and the Company has the sole right to license the Watchow Portal to the Licensee; and

WHEREAS in conjunction with the foregoing, the Company desires to grant, and the Licensee desire to receive, a sole and exclusive, worldwide, irrevocable, and perpetual license, for the use of the Watchow Portal in any manner that the Licensee's elects, all according to the terms of this Agreement.

WHEREAS Cat4view provides maintenance and operation services for the Watchow Portal ("THE MAINTENANCE SERVICES") and in conjunction with the foregoing Cat4view wishes to transfer, and the Licensee wishes to receive, Cat4view's know how related to the Maintenance Services so that the Licensee may provide Maintenance Services for the Watchow Portal on its own, following the grant of the license by the Company; and

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the Company, Cat4view, and the Licensee ("THE PARTIES"), intending to be legally bound, hereby agree as follows:

1.    Definitions

"INTELLECTUAL PROPERTY RIGHTS" includes worldwide rights, whether registered or not, under any copyright, trademark, service mark, patent and integrated circuit protection laws, rights in domain and sub-domain names, trade secrets, know-how, rights against misappropriation of databases and confidential information, including but not limited to technology, ideas, algorithms, testing procedures, structure, interfaces, documentation, problem reports, drawings and other technical, marketing and financial information.

2.    Grant of License to use the Watchow Portal

      2.1. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby grants to the Licensee a sole and exclusive, worldwide, irrevocable, and perpetual license to use the Watchow Portal in any manner that the Licensee desires ("THE LICENSE"). Following the execution of this Agreement and the grant of the License the Company shall not use the Watchow Portal in any manner, whether by itself or by granting licenses to third parties. To avoid any doubt, the Licensee may make any modifications and/or transfer the Watchow Portal without any permission of the Company.

      2.2. The Licensee shall be entitled to make, use, sell, offer for sale, lease, implement, apply for patents, adapt and otherwise exploit the Watchow Portal as the Licensee deems fit.

      2.3. The Company reserves the right to display the Watchow Portals for self-promotional purposes but not to use it in any manner or distribute it to third parties.

3.    Transfer of Maintenance Services' Know How

Upon the terms and subject to the conditions set forth in this Agreement, Cat4view hereby commits to transfer to the Licensee all know-how related to the provision of Maintenance Services for the Watchow Portal so that the Licensee may be able to provide Maintenance Services for the Watchow Portal on its own. Cat4view shall provide all assistance needed by the Licensee for such task. Until the Licensee determines that it is fully able to provide Maintenance Services by itself, Cat4view shall continue to provide Maintenance Services, and shall support the Licensee thereafter.

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                                       2


4.    Delivery

The Company will make the Watchow Portal available to the Licensee within one day as of the effective date of this Agreement and shall supply the Licensee with all the reasonably required support to utilize the Watchow Portal.

5.    Consideration

      5.1. In consideration for the License grant and the transfer of the know how for the Maintenance Services, the Licensee shall pay the Company and Cat4view royalties of 5% of the gross revenues generated from use of the Watchow Portal, including (i) licensing agreements signed between the Licensee and third parties; and (ii) Original Equipment Manufacturer (OEM) agreements signed between the Licensee and third parties ("THE ROYALTIES"). The Company shall receive 85% of the Royalties and Cat4view shall receive the remaining 15% of the Royalties. The Royalties shall be calculated for every three months' period starting as of the date of signature of This Agreement, and paid on the 1st day of the month following the end every such period. Notwithstanding the above, the maximum amount of the total royalties paid by the Licensee shall not exceed $2,500,000.

      5.2. Notwithstanding the abovementioned consideration in section 5.1 above, the Company may elect for itself and for Cat4view, at its sole discretion, to be made no later then 180 days after the signature of this Agreement, to replace the above mentioned consideration with the issuance of shares as follows: The Licensee shall cause its subsidiary, Telem Atik Cross Media Ltd. ("TCM"), a private company incorporated under the laws of the state of Israel, to issue shares to the Company and Cat4view for their nominal value so that following the issuance the Company will hold 17% of the share capital of TCM and Cat4view will hold 3% of the share capital of TCM. The TCM Shares shall be issued "as is" and the Licensee gives no warranties in their regards. The licensee shall not pay the Company nor Cat4view any royalties, fees or any other kind of additional consideration for the grant of the License, and the provisions of Section 5.1 shall not apply.

6.    Mutual Warranties, Representations and Indemnities

      6.1. The Company represents and warrants that it is the owner of all rights in the Watchow Portal, Cat4view represents and warrants that it is the owner of all rights in the know-how for Watchow Portal maintenance services, free and clear of any encumbrance, charge or restriction. The Company and Cat4view further represent and warrant that to their best knowledge no consent, approval or authorization of, or filing with any public or governmental body is required in connection with the execution and delivery of this Agreement.

      6.2. The Company and Cat4view represent and warrant, each respectively for Watchow Portal and for the know-how of Watchow Portal maintenance services, that they have the sole right to grant the License to the Licensee in accordance with the terms and conditions set forth in this Agreement, and that to the Company's and Cat4view's best knowledge such License and the exercise thereof does not and will not infringe on or misappropriate any third party's proprietary rights as of the effective date of this Agreement.

      6.3. The Company and Cat4view hereby represent and warrant that they are not aware of any third party patent rights, which will be infringed by the Licensee's use in accordance with the terms of This Agreement.

      6.4. The Company represents and warrants that the license of the Watchow Portal may involve certain risk factors, as summarized in EXHIBIT A.

      6.5. The Company will immediately advise the Licensee of any legal notices served to the Company that might reasonably be anticipated to affect the Licensee. The Company shall not settle any action brought against the Company, regarding its Intellectual Property Rights in the Watchow Portal, unless received the Licensee's prior written approval, and shall coordinate its defense with the Licencee.

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                                       3


      6.6. The Licensee warrants that it shall not use the Watchow Portal for illegal purposes and that it is authorized and empowered to make this Agreement.

      7.    Intellectual Property Rights and Other Rights

      7.1. The Company declares that it is the owner of the Watchow Portal, its concept, design, brand name and website.

      7.2. Cat4vew declares that it is the owner of the know-how of Watchow portal's maintenance services.

8.    Confidentiality

Each party shall treat as confidential all information of the other party which is confidential by its nature ("CONFIDENTIAL INFORMATION"), shall not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement herein, and shall not disclose such
Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care it uses to prevent the disclosure of its own confidential information of like importance, to prevent the disclosure of Confidential Information of the other party. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

9.    Term and Termination

The License under this Agreement is perpetual and shall be in force and effect unless terminated in accordance with the provisions of the law.

10.   Miscellaneous

      10.1. This Agreement binds and will benefit the Parties and their respective successors and assigns. This Agreement constitutes the entire understanding of the Parties, supersedes all prior oral or written Agreements between the parties, and may be modified only in writing by signature of the parties.

      10.2. No waiver of any provision of this Agreement in any instance shall for any purpose be deemed to be a waiver of the right of any party hereto to enforce strict compliance with the provisions hereof in any subsequent instance.

      10.3. This Agreement shall be governed and enforced exclusively in accordance with the laws of the State of Israel in all respects including its construction, interpretation and performance. The sole and exclusive venue for resolution of any dispute in respect to this Agreement shall be in Tel-Aviv, Israel. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement


-----------------------------------     ----------------------------------------
THE COMPANY                             THE LICENSEE

by: ______________title:_____________   by: _____________title: _____________
date:                                   date:


CAT4VIEW

by: ______________title:_____________
date:

EXHIBIT A

SPECIFICATIONS OF THE WATCHOW PORTAL AND RISK FACTORS

Introduction

Watchow is a global IP (Internet Protocol) and TV portal that offers a comprehensive branded network of properties and services to consumers and businesses worldwide. As an online access to the cross-media, www.watchow.com is a leading concept desktop in terms of multi-devices access, Personal video recording On Line, household and business cross-media user access. Watchow's global brand intends to reach the largest audience worldwide. Watchow is a new template for leading providers of comprehensive online products and services to consumers and businesses worldwide.

DETAILS

Domain Name: WATCHOW.COM

Registrar: NETWORK SOLUTIONS, INC.

Whois Server: whois.networksolutions.com

Referral URL: http://www.networksolutions.com

Name Server: NS2.AMEN.FR

Name Server: PARIS.AMEN.FR

Status: ACTIVE

Updated Date: 15-feb-2004

Creation Date: 08-apr-2003

Expiration Date: 08-apr-2005

The Pre-Made Watchow

The pre-made Watchow is part of the Watchow Portal. It is a template concept that the Licensee can use to create its own Visual aggregations by simply adding the Licensee's company name to the frame, through any graphics and players program, or by web development to customize the concept for the Licensee and or for its clients.

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                                       5


INTELLECTUAL PROPERTY RIGHTS

The Watchow Portal includes all Intellectual Property Rights related to the the Watchow Portal. However, all marks, graphics, logos, page headers, button icons, and scripts of third parties that appear on Watchow Portal's site are the property of their respective owners.

RISK FACTORS

Watchow concept compete with many other concept providers of online navigation, Web search, IP TV provider, information, entertainment, business, recruitment, community, electronic commerce, and Internet access services. As Watchow expands the scope of IP DVB TV offerings, the Licensee will compete directly with a greater number of internet sites, media companies, and companies providing business services across a wide range of different online services, including:

      o companies offering communications, web searches, commercial searches, information, community and entertainment services and internet access either on a stand alone basis or integrated into other products and media properties;

      o     vertical  markets  in  which  competitors  may  have  advantages  in
            expertise,   brand  recognition,   available   financial  and  other
            resources, and other factors;

      o     online employment recruiting companies; and

      o     online merchant hosting services.

In order to compete effectively, the Licensee may need to expend significant internal engineering resources or acquire other technologies and companies to provide or enhance Watchow capabilities. If Licensee is unable to maintain or expand its customer and user base in the future, Watchow revenues may decline.